UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                          DISCOVERY LABORATORIES, INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   254668 10 6
                                 (CUSIP Number)

                                  July 30, 1999
             (Date of Event which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                      |_| Rule 13d-1 (b)
                      |x| Rule 13d-1 (c)
                      |_| Rule 13d-1 (d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 254668 10 6

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
         OrbiMed Advisors LLC

         -----------------------------------------------------------------------

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

         [  ]      (a)

         [  ]      (b)

         -----------------------------------------------------------------------

(3)      SEC Use Only

         -----------------------------------------------------------------------

(4)      Citizenship or Place of Organization        Delaware

         -----------------------------------------------------------------------

Number of          (5)    Sole Voting Power   0
Shares
Beneficially       -------------------------------------------------------------
Owned by           (6)    Shared Voting Power 1,687,603
Each
Reporting          -------------------------------------------------------------
Person             (7)    Sole Dispositive Power     0
With
                   -------------------------------------------------------------
                   (8)    Shared Dispositive Power 1,687,603

         -----------------------------------------------------------------------

(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         1,687,603

         -----------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         -----------------------------------------------------------------------

(11)     Percent of Class Represented by Amount in Row (9)
         17.4%
         -----------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions) CO
                                                     ---------------------------


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CUSIP No. 254668 10 6

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
         Caduceus Capital Trust

         -----------------------------------------------------------------------

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

         [  ]      (a)

         [  ]      (b)

         -----------------------------------------------------------------------

(3)      SEC Use Only

         -----------------------------------------------------------------------

(4)      Citizenship or Place of Organization        Bermuda

         -----------------------------------------------------------------------

Number of          (5)    Sole Voting Power   0
Shares
Beneficially       -------------------------------------------------------------
Owned by           (6)    Shared Voting Power 1,687,603
Each
Reporting          -------------------------------------------------------------
Person             (7)    Sole Dispositive Power     0
With

                   -------------------------------------------------------------
                   (8)    Shared Dispositive Power  1,687,603

         -----------------------------------------------------------------------

(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         1,687,603

         -----------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         -----------------------------------------------------------------------

(11)     Percent of Class Represented by Amount in Row (9)
         17.4%
         -----------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions) OO
                                                     ---------------------------

CUSIP No. 254668 10 6

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
         Caduceus Capital II, L.P.

         -----------------------------------------------------------------------

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

         [  ]      (a)

         [  ]      (b)

         -----------------------------------------------------------------------

(3)      SEC Use Only

         -----------------------------------------------------------------------

(4)      Citizenship or Place of Organization        Delaware

         -----------------------------------------------------------------------

Number of          (5)    Sole Voting Power   0
Shares
Beneficially       -------------------------------------------------------------
Owned by           (6)    Shared Voting Power 1,687,603
Each
Reporting          -------------------------------------------------------------
Person             (7)    Sole Dispositive Power     0
With

                   -------------------------------------------------------------
                   (8)    Shared Dispositive Power  1,687,603

         -----------------------------------------------------------------------

(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         1,687,603

         -----------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
          ----------------------------------------------------------------------

(11)     Percent of Class Represented by Amount in Row (9)
         17.4%
          ----------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions) PN
                                                     ---------------------------

CUSIP No. 254668 10 6

(1)      Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person
         Finsbury Worldwide Pharmaceutical Trust

         -----------------------------------------------------------------------

(2)      Check the Appropriate Box if a Member of Group (See Instructions)

         [  ]      (a)

         [  ]      (b)

         -----------------------------------------------------------------------

(3)      SEC Use Only

         -----------------------------------------------------------------------

(4)      Citizenship or Place of Organization        United Kingdom

         -----------------------------------------------------------------------

Number of          (5)    Sole Voting Power   0
Shares
Beneficially       -------------------------------------------------------------
Owned by           (6)    Shared Voting Power 1,687,603
Each
Reporting          -------------------------------------------------------------
Person             (7)    Sole Dispositive Power     0
With

                   -------------------------------------------------------------
                   (8)    Shared Dispositive Power  1,687,603

         -----------------------------------------------------------------------

(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
         1,687,603

         -----------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
         -----------------------------------------------------------------------

(11)     Percent of Class Represented by Amount in Row (9)
         17.4%
         -----------------------------------------------------------------------

(12)     Type of Reporting Person (See Instructions) OO
                                                     ---------------------------

Item 1.  Issuer

         (a)  Discovery Laboratories, Inc.

         (b)  350 South Main Street, Suite 307, Doylestown, PA 18901

Item 2.  Persons Filing

         (a)  Name of Persons Filing:

              OrbiMed Advisors LLC
              Caduceus Capital Trust
              Caduceus Capital II, L.P.
              Finsbury Worldwide Pharmaceutical Trust

         (b)  Address of Principal Offices:
              c/o OrbiMed Advisors LLC
              767 Third Avenue, 6th Floor
              New York, New York  10010

         (c)  Citizenship:

              Please refer to Item 4 on each cover sheet for each filing person

         (d)  Title of Class of Securities:

              Common Stock

         (e)  CUSIP Number:  254668 10 6

Item 3.  Not Applicable

Item 4.  Ownership

         Please see Items 5, 6, 7, 8, 9, and 11 for each cover sheet for each filing entity.

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not Applicable.

Item 9.  Notice of Dissolution of Group

         Not Applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 29, 1999

                              ORBIMED ADVISORS LLC

                              By: /s/ Samuel D. Isaly

                                 ---------------------------------
                                 Name: Samuel D. Isaly
                                 Title: Managing Member

                              CADUCEUS CAPITAL TRUST

                              By: /s/ Deborah O'Donnel

                                 ---------------------------------
                                 Name: Deborah O'Donnel
                                 Title: Secretary

                              CADUCEUS CAPITAL II, L.P.

                              By:   OrbiMed Advisors LLC,
                                    its general partner

                                    By: /s/  Samuel D. Isaly

                                      ----------------------------
                                      Name: Samuel D. Isaly
                                      Title: Managing Member

                              FINSBURY WORLDWIDE
                              PHARMACEUTICAL TRUST

                              By: /s/  Samuel D. Isaly

                                 ---------------------------------
                                 Name: Samuel D. Isaly
                                 Title: Director




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